Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Sunoco LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Units representing limited partner interests	Other	53,200,000(1)	N/A	$3,148,110,000(2)	0.00014760	$464,661.04

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—		—	—	—	—	—

	Total Offering Amounts					$3,148,110,000		$464,661.04

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$464,661.04

(1)

Represents the estimated maximum number of common units representing limited partner interests (“Sunoco Common Units”) of Sunoco LP (“Sunoco”) to be issued upon the completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of January 22, 2024, by and among Sunoco, Saturn Merger Sub, LLC, NuStar Energy L.P. (“NuStar”), Riverwalk Logistics, L.P., NuStar GP, LLC and Sunoco GP, LL (as may be amended, the “Merger Agreement” and such transactions contemplated thereby, the “Merger”) and is based upon the product of (a) an exchange ratio in the Merger Agreement of .400 of a Sunoco Common Unit for each common unit representing limited partnership interests of NuStar (“NuStar Common Units”) multiplied by (b) 133,000,000 NuStar Common Units, which is the sum (rounded up to the nearest million) of (i) 126,535,271 NuStar Common Units outstanding as of February 21, 2024, (ii) 3,107,829 NuStar Common Units underlying the NuStar Restricted Unit Awards outstanding as of February 21, 2024, and (iii) 2,680,731 NuStar Common Units which may be granted prior to the closing of the Merger under the Amended and Restated NuStar Energy L.P. 2019 Long-Term Incentive Plan (as in effect on the date of the Merger Agreement), estimated solely for the purpose of calculating the registration fee.

(2)

Pursuant to Rule 457(c) and 457(f)(1) of the Securities Act of 1933, as amended (the “Securities Act”), and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product of $23.67, the average high and low prices of the NuStar Common Units, as reported on the New York Stock Exchange (“NYSE”) on February 21, 2024, and (b) 133,000,000, the estimated maximum number of NuStar Common Units (rounded up to the nearest million) that may be converted into the securities being registered.